Exhibit 10.4

Execution Copy

July 3, 2009

Regis Corporation

7201 Metro Boulevard

Minneapolis, Minnesota 55439

Re: Amendment No. 6 to Amended and Restated Private Shelf Agreement

Ladies and Gentlemen:

We refer to the Amended and Restated Private Shelf Agreement dated as October 3, 2000, as amended by the letter amendment dated as of May 9, 2002, Letter Amendment No. 2 to Amended and Restated Private Shelf Agreement dated as of February 28, 2003, the letter amendment dated April 29, 2005, the letter amendment dated July 6, 2006 and the letter amendment dated July 31, 2007 (as so amended, the “Shelf Agreement”), between Regis Corporation, a Minnesota corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“PIM”), The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey and the other “Prudential Affiliates” which pursuant to the terms thereof have become bound by certain provisions thereof, on the other hand.  Unless otherwise defined herein, the terms defined in the Shelf Agreement shall be used herein as therein defined.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Shelf Agreement, the parties hereto agree as follows:

SECTION 1.   Amendment.  From and after the Effective Date, the Shelf Agreement and the Notes are amended as follows:

1.1.                              Each reference in the form of Note for each Series of Notes set forth in the table below and in each of the outstanding Notes of such Series is amended to change the interest rate set forth opposite such Series in the table below under the heading “Existing Interest Rate” to the interest rate set forth opposite such Series under the heading “New Interest Rate”:

Series of Notes	Existing Interest Rate	New Interest Rate
Series J Notes	4.69%	5.69%
Series L Notes	4.65%	5.65%
Series M Notes	4.86%	5.86%
Series N Notes	6.01%	7.01%
Series O Notes	6.05%	7.50%
Series P Notes	6.05%	7.50%

1.2.                              A new paragraph 2I is added to the Shelf Agreement as follows:

“2I.                           RBC Fee.  On and after the date that is one year after the Amendment No. 6 Effective Date, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (the “RBC Fee”) on the daily average outstanding principal amount of such Note at a rate per annum equal to 1.00%; provided however that no RBC Fee shall accrue during any period when an RBC Reduction Event has occurred and is continuing.  The RBC Fee with respect to each Note shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears on each day upon which interest is due on such Note.  The payment of any RBC Fee shall not constitute a waiver of any Default or Event of Default.”

1.3.                              Subparagraph (b) of paragraph 6A(1) of the Shelf Agreement is amended by deleting the reference to “1.50” appearing therein and substituting therefor a reference to “1.30”.

1.4.                              Paragraph 6B of the Shelf Agreement is hereby amended and restated in its entirety as follows:

“6B.                         Minimum Net Worth.

(a)  The Company shall not, as of June 30, 2009, permit its Net Worth to be less than the sum of (a) $675,000,000 plus (b) on a cumulative basis, 25% of the positive net income earned during each fiscal quarter commencing on or after March 31, 2007.

(b)  The Company shall not, as of the last day of any fiscal quarter ending after June 30, 2009, permit its Net Worth to be less than the sum of (i) $800,000,000, plus (b) on a cumulative basis, twenty-five percent (25%) of the positive net income earned during each fiscal quarter commencing on or after June 30, 2009, plus (c) on a cumulative basis, fifty percent (50%) of the net cash proceeds received from the issuance of equity securities of the Company, if any, after June 30, 2009 minus (d) the lesser of (i) $50,000,000 and (ii) Special Charges taken or incurred after March 31, 2009.  For purposes of clause (d) above, “Special Charges” means (1) impairment of goodwill and other intangibles; (2) non-cash charges related to discontinued operations; and (3) non-cash net reductions to accumulated other comprehensive income (other than reductions related to pensions, post-retirement benefits and similar retirement adjustments).  As used herein, the term “Net Worth” means the shareholder’s equity of the Company as determined in accordance with generally accepted accounting principals consistently applied.”

1.5.                              Clause (iv) of paragraph 6C(1) of the Shelf Agreement is hereby amended and restated in its entirety as follows:

“(iv) Liens securing Indebtedness not otherwise permitted by clauses (i)-(iii) above, provided that (a) Priority Debt does not at any time exceed 20% of Net Worth determined as of the end of the most recently ended fiscal quarter; and (b) the aggregate amount of Indebtedness secured by Liens pursuant to this clause (iv) shall not exceed two percent (2%) of Net Worth determined as of the end of the most recently ended fiscal quarter; and provided, further, that such Liens may not secure the Credit Agreement, the Term Loan Agreement or other Indebtedness (excluding Capital Lease Obligations) to a bank, insurance company or other financial institution in excess of $10,000,000.”

1.6.                              A new paragraph 6F is added to the Shelf Agreement as follows:

“6F.                          Restricted Payments.  The Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividend or make any other distribution (whether in cash, securities or other property) on any of its stock or other equity interests or any warrants, options or other rights with respect thereto (any of the foregoing, “Equity Interests”) or (ii) purchase, redeem or otherwise acquire for value any of its Equity Interests (any such declaration, payment, distribution, purchase or other acquisition, a “Restricted Payment”); provided that:

(i)                                     any Subsidiary may declare and pay dividends, and make other distributions, to the Company or any other Subsidiary;

(ii)                                  the Company may declare and pay stock dividends; and

(iii)                               so long as no Default or Event of Default exists, the Company and its Subsidiaries may make other Restricted Payments; provided that if the Leverage Ratio as of the last day of the most recently ended fiscal quarter was greater than 2.00 to 1.0, then neither the Company nor any Subsidiary will make any Restricted Payment pursuant to this clause (iii) if, after giving effect thereto, the aggregate amount of all such Restricted Payments made during the 12-month period ending on the date of such Restricted Payment would exceed $20,000,000.”

1.7.                              Clause (i) of paragraph 7A of the Note Agreement is amended and restated in its entirety as follows:

“(i)                               a Company defaults in the payment of any principal of, or Yield- Maintenance Amount payable with respect to, any Note, or any RBC Fee when the same shall become due, either by the terms thereof or otherwise as herein provided;”

1.8.                              The definition of “Remaining Scheduled Payments” in paragraph 10A of the Note Agreement is amended in its entirety to read as follows:

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that, for the purposes of calculating “Remaining Schedule Payments”, the interest rate born by any Series of Notes shall be determined without giving effect to the increase in such interest rates pursuant to Section 1.1 of Amendment No. 6.

1.9.                              Paragraph 10B is amended by adding, or amending and restating, as applicable, the following definitions:

“Amendment No. 6” shall mean Amendment No. 6 to this Agreement, dated as of July 3, 2009.

“Amendment No. 6 Effective Date” shall mean the “Effective Date”, as defined in Section 2 of Amendment No. 6.

“Designated Charges” means the first $6,000,000 of non-recurring cash charges taken by the Company after June 30, 2009 related to (i) severance expenses or (ii) lease termination expenses for locations operated from the Company’s business headquartered in the United Kingdom, or as otherwise approved by the Required Holders.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles, the sum, without duplication, of (a) net income (or net loss) for such period, excluding any extraordinary non-cash gains during such period (provided that the net income of any Person that is not a Subsidiary of the Company shall be included in the consolidated net income of the Company only to the extent of the amount of cash dividends or distributions paid by such Person to the Company or to a consolidated Subsidiary of the Company), plus (b) to the extent included in the determination of such net income (or net loss), (i) all amounts treated as expenses for depreciation (including, without duplication, non-cash gains and losses upon the closing and abandonment of any non-franchised store locations) and interest paid or accrued and the amortization of intangibles of any kind, plus (ii) all taxes paid or accrued and unpaid on or measured by income, plus (iii) any Designated Charges plus (iv) any non-cash interest expense on Indebtedness convertible into shares of common stock of the Company plus (c) the amount of any other charge in respect of non-recurring expenses arising in connection with acquisitions, to the extent approved by the Required Holders; provided that (A) if the Company or any Subsidiary acquires a Person (an “Acquired Person”) in an acquisition in such period, then all of the Acquired Person’s EBITDA (calculated for such Person as set forth above without giving effect to clause (c)) for the four fiscal quarters then ended shall be added to EBITDA, and if the Company or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBITDA of such Subsidiary (calculated for such Person as set forth above without giving effect to clause (c)) shall be deducted from EBITDA and (B) all non-cash losses and expenses and non-cash impairment charges (including non-cash compensation expense and non-cash impairment of goodwill and other intangibles or arising in connection with any Joint Venture) taken in such period shall be added back to EBITDA for such period and all cash payments made in such period that arise out of non-cash losses or expenses and impairment charges taken in any previous period shall be subtracted from EBITDA.

“Fixed Charges” means, with respect to the Company and its Subsidiaries on a consolidated basis, as of any date of determination, (a) interest expense paid or accrued on outstanding Indebtedness for the period of four fiscal quarters ending on the date of determination (excluding non-cash interest expense on Indebtedness convertible into shares of common stock of the Company), and (b) Rental Expense paid or accrued in such period.

“RBC Reduction Event” shall mean The Securities Valuation Office of the National Association of Securities Commissioners (together with any successor organization acceding to the authority thereof, hereinafter, the “SVO”) has reduced the amount of capital required to be held in reserve by a holder of the Notes in respect of such Notes from that which was required as of the Amendment No. 6 Effective Date; provided that the RBC Reduction Event shall cease if the amount of capital required to be held in reserve by a holder of the Notes in respect of such Notes as required by the SVO is subsequently increased to a level at or above that which was required as of the Amendment No. 6 Effective Date.

“RBC Fee” shall have the meaning given in paragraph 2I.

“Term Loan Agreement” shall mean that certain Term Loan Agreement dated as of October 3, 2008 among the Company, various financial institutions, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents named therein, as amended, supplemented or modified from time to time in accordance with the terms thereof.

1.10.                        Paragraph 10C of the Shelf Agreement is amended by adding the following to the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for all purposes of this Agreement the outstanding principal amount of any Indebtedness of the Company, any Guarantor or any of their Subsidiaries shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under generally accepted accounting principles as the amount of the liability of the Company, any Guarantor or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company, any Guarantor or any Subsidiary shall not take into account any effect of marking any such outstanding Indebtedness of the Company, any Guarantor or any Subsidiary to market value.”

SECTION 2.   Conditions Precedent.  This letter shall become effective as of the date (which shall be on or before August 15, 2009) (the “Effective Date”) when the following conditions have been satisfied:

2.1.                              Documents.  PIM and each holder of the Notes party hereto shall have received:

(a)          an original counterpart hereof duly executed by the Company, the Guarantors and the Required Holder(s) of the Notes of each Series;

(b)           a copy of amendments to the Credit Agreement and the Term Loan Agreement, each consistent with the amendments set forth herein and otherwise in form and substance satisfactory to the Required Holder(s) of the Notes of each Series, executed by the requisite lenders thereunder, and each such amendment shall be in full force and effect;

(c)           evidence that the Company has received proceeds from the issuance (after June 26, 2009) of not less than $250,000,000 of common stock of the Company or debt securities convertible into such common stock of which not less than $125,000,000 shall be proceeds of the issuance of common stock;

(d)           a copy of a termination of the Intercreditor Agreement, in form and substance satisfactory to the holders of the Notes, executed by each of the parties thereto, and such termination shall be in full force and effect; and

(e)           Evidence that the Company has paid all of its obligations under the Note Agreements listed on Annex 1 attached hereto.

The foregoing documentation should be returned to Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois, 60601-6716, Attention: Wiley S. Adams.

2.2.          Amendment Fee; Other Fees.  The Company shall have paid an amendment fee for each holder of the Notes equal to the product of 0.125% multiplied by the outstanding principal amount of the Notes held by such holder as of the Effective Date.  The Company shall also have paid all invoiced fees and expenses of the holders of the Notes (including reasonable attorneys’ fees and expenses).

2.3.          Representations and Warranties; No Default.  To induce the holders of the Notes to execute and deliver this letter, the Company represents, warrants and covenants that (1) the representations and warranties contained in paragraph 8 of the Shelf Agreement shall be true on and as of the Effective Date, immediately before and after giving effect to the consummation of the transactions contemplated hereby, (2) the Shelf Agreement, as amended hereby, is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of the remedy of specific performance, (3) the Subsidiaries of the Company party to this letter represent all of the Subsidiaries of the Company that have joined the Guaranty Agreement (as defined in Section 4 below), (4) the Company has not paid or agreed to pay, and the Company will not pay or agree to pay, any fees or other consideration for or with respect to any amendment described in Section 2.1(b) other than fees to the lenders under the Credit Agreement and the Term Loan Agreement to the extent expressly set forth in the respective amendments thereto, and (5) there shall exist on the Effective Date no Event of Default or Default, immediately before and after giving effect to the consummation of the transactions contemplated hereby.

2.4.          Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Required Holder(s) of each Series, and each holder of the Notes party hereto shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 3.   Amended and Restated Notes.  The Company hereby agrees that it shall, promptly after the Effective Date, execute a deliver amended and restated Notes, in form and substance satisfactory to the holders of the Notes, evidencing the amendments to the Notes made pursuant hereto.

SECTION 4.   Reference to and Effect on Shelf Agreement and Notes.  Upon the effectiveness of this letter, each reference to the Shelf Agreement and the Notes in any other document, instrument or agreement shall mean and be a reference to the Shelf Agreement or the Notes, as applicable, as modified by this letter.  Except as specifically set forth in Section 1 hereof, the Shelf Agreement and the Notes shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Shelf Agreement or any Note, (b) operate as a waiver of any right, power or remedy of PIM or any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Shelf Agreement or any Note at any time.  The Company acknowledges and agrees that neither PIM nor any holder of any Note is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether under the same or different circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments and wavier herein.

For the avoidance of doubt, the Company and the holders of the Notes confirm that compliance with the covenants set forth paragraphs 6A(1), 6A(2) and 6B of the Shelf Agreement for the fiscal quarter ended June 30, 2009 shall be determined under the terms of the Shelf Agreement prior to giving effect to this letter.

SECTION 5.   Reaffirmation.  Each Guarantor (as defined in the Amended and Restated Subsidiary Guaranty dated February 23, 2003 (the “Guaranty Agreement”) by certain Subsidiaries of the Company in favor of the holders of the Notes) hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement. Each Guarantor hereby consents to the terms and conditions of this letter and reaffirms its obligations and liabilities under or with respect to the Shelf Agreement and the Notes, each as amended by this letter (including, without limitation, any additional Guaranteed Obligations (as defined in the Guaranty Agreement) resulting from this letter), and the Guaranty Agreement.  Each Guarantor acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guaranteed Obligations arising under or in connection with the Shelf Agreement and the Notes, each as amended by this letter.  The execution of this letter shall not operate as a novation, waiver of any right, power or remedy of the holders of the Notes under the Guaranty Agreement.

SECTION 6.   Expenses.  The Company hereby confirms its obligations under the Shelf Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any holder of the Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by any holder of the Notes in connection with this letter or the transactions contemplated hereby, in enforcing any rights under this letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of the Notes of any Note and payment of any Note.

SECTION 7.   Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 8.   Counterparts, Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter.  The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature pages follow]

Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
PRUCO LIFE INSURANCE COMPANY

By:	/s/ David Quackenbush
Vice President

RGA REINSURANCE COMPANY
MUTUAL OF OMAHA INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY
UNION SECURITY INSURANCE COMPANY
PHYSICIANS MUTUAL INSURANCE COMPANY
FARMERS NEW WORLD LIFE INSURANCE COMPANY
ZURICH AMERICAN INSURANCE COMPANY
SECURITY BENEFIT LIFE INSURANCE COMPANY, INC
BAYSTATE INVESTMENTS, LLC
ING LIFE INSURANCE AND ANNUITY COMPANY
MEDICA HEALTH PLANS
MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ David Quackenbush
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ David Quackenbush
Vice President

[Signature Page to Amendment No. 6 to Amended and Restated Private Shelf Agreement]

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

	By:	/s/ David Quackenbush
Vice President

[Signature Page to Amendment No. 6 to Amended and Restated Private Shelf Agreement]

Agreed as of the date first above written:

REGIS CORPORATION

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

REGIS INC.

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

HAIR CLUB FOR MEN, LLC

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

SUPERCUTS CORPORATE SHOPS, INC.

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

THE BARBERS HAIRSTYLING FOR MEN & WOMEN, INC.

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

REGIS CORP.

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

FIRST CHOICE HAIRCUTTERS (INTERNATIONAL) CORP.

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

[Signature Page to Amendment No. 6 to Amended and Restated Private Shelf Agreement]

ANNEX 1

Note Agreements to be Paid

Note Purchase Agreement dated as of March 1, 2002 among the Company and various purchasers.

Note Purchase Agreement dated as of March 1, 2005 among the Company and various purchasers.